EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 13, 2009 relating to the consolidated financial statements of LoJack Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109, effective January 1, 2007) and the effectiveness of LoJack Corporation’s internal control over financial reporting appearing in the Annual Report on Form 10-K of LoJack Corporation for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

July 28, 2009